Exhibit 10.2
PRA GROUP, INC.
PERFORMANCE STOCK UNIT AGREEMENT

PRA Group, Inc., a Delaware corporation, (the “Company”) has duly adopted, and its stockholders have approved, the Company’s 2022 Omnibus Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall be controlling. A copy of the Plan is available upon request from the Secretary of the Company or can be accessed through the Company’s filings with the Securities and Exchange Commission at the following weblink:
https://www.sec.gov/Archives/edgar/data/1185348/000119312522127908/d245536ddef14a.htm# toc245536_67
This Performance Stock Unit Agreement, including the calculations set forth in Annex A and the country-specific terms set forth in the attached Appendix (collectively the “Agreement”), describes in detail your rights with respect to the Performance Stock Units (“PSUs”) granted herein (“LTI Award”) and sets forth the conditions, terms and limitations applicable to this grant, subject to the terms and conditions of the Plan. This Agreement constitutes a legal agreement between you (“Grantee”) and the Company. Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings set forth in the Plan.

Grantee Name	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Grantee Id	%%EMPLOYEE_IDENTIFIER%-%
Total Number of Units Granted	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Date	%%OPTION_DATE,'MONTH DD, YYYY'%-%

IN WITNESS WHEREOF, the parties have accepted, witnessed and agreed to be bound by this Agreement as of the Grant Date specified and agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

PRA GROUP, INC.
/s/ LaTisha Tarrant	/s/ Martin Sjolund
LaTisha Tarrant
By: Chief Human Resources Officer and General Counsel	By: Martin Sjolund President and Chief Executive Officer

1.Performance-based LTI Awards - PSUs

A.Performance Categories

(a)The number and extent to which any PSUs granted herein may be delivered to the Grantee pursuant to this Agreement shall be based upon the extent to which any or all of the performance categories (the “Performance Categories”) below are met. The total number of target PSUs granted herein and eligible for vesting shall be divided equally between the following three Performance Categories:

(i)Performance Category 1: 2026-2028 Adjusted EBITDA. 33.33% of the PSUs will be based on the extent to which the Company achieves a three-year Adjusted EBITDA target, which shall be calculated for the period beginning on January 1, 2026 and ending on December 31, 2028 (the “Performance Period”).

(ii)Performance Category 2: 2026-2028 Return on Average Tangible Equity (“ROATE”). 33.33% of the PSUs will be based on the extent to which the Company achieves a three-year ROATE target, which shall be calculated during the Performance Period.

(iii) Performance Category 3: 2026-2028 Relative Total Shareholders Return (“TSR”). 33.33% of the PSUs will be based on the Company’s TSR relative to the S&P SmallCap 600 Financial Sector Index during the Performance Period.

(b)The percentage of PSUs which shall become vested at the end of the Performance Period shall be as set forth in the tables in Section B below.

(c)At the end of the Performance Period, the Committee shall determine the Company’s performance and the extent to which any PSUs have been earned, if at all.

(d)If, at the end of the Performance Period, stated performance targets have been met, except as otherwise provided herein, including in Section 21, the Grantee shall be entitled to receive fully paid Shares equal to the applicable percentage of the PSUs as determined in accordance with Section B below, and such Shares shall be delivered to the Grantee as soon as administratively feasible after the Committee determines the actual performance of the Company during the Performance Period and the extent to which the Company’s performance objectives have been met (and in all events within two and one half (2 1/2) months after the end of the Performance Period or after such earlier vesting date as may be provided under this Agreement). Such determination shall be final and binding upon the Grantee.

(e)Except as provided in Section 2, 3 and 4 below, vesting of the PSUs is contingent on the Grantee providing continuous service to the Company or any Subsidiary or affiliate of the Company as an Employee or on the Board Directors of the Company (a “Business Relationship”) through the end of the Performance Period. Therefore, except as provided in Sections 2, 3 and 4 below, if prior to the end of the Performance Period, the Grantee ceases to be in a Business Relationship, including, without limitation, that the Grantee: (i) ceases active employment by, and service to, the Company or any Subsidiary or affiliate of the Company (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service contract, if any), or (ii) gives or receives notice of the termination of the Grantee’s employment and service for any reason and either (A) is placed on garden leave pursuant to the Grantee’s contract of employment

(if applicable) or, (B) ceases to perform his or her duties and responsibilities during the Grantee’s notice period in accordance with the Grantee’s contract of employment prior to the applicable vesting date, all rights of the Grantee hereunder shall thereupon terminate, no PSUs granted hereunder shall be determined to have been earned, the unvested PSUs shall be immediately and automatically forfeited and neither the Grantee, nor any successors, heirs, assigns or legal representatives of the Grantee, shall thereafter have any further rights or interest in any unvested PSUs. The vesting and settlement of the PSUs shall not be affected by any change in the type of Business Relationship the Grantee has with or among the Company or any Subsidiary or affiliate so long as the Grantee continuously maintains a Business Relationship.

(f)The Committee shall have the exclusive discretion to determine whether the Grantee’s service has been interrupted in the case of any leave of absence approved by the Company, Subsidiary or affiliate of the Company, including sick leave, military leave or any other personal leave. Nothing contained herein shall be construed to confer on the Grantee any right to be retained in the employ or service of the Company or any Subsidiary or affiliate of the Company or to derogate from any right of the Company or any Subsidiary or affiliate thereof to terminate the Grantee’s employment or service, free from any liability, or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

B.Determining the Number of PSUs Earned

A number of PSUs, ranging from zero to 200%, shall be earned and vested in accordance with the tables below, based upon the extent to which the Company achieves the performance targets stated therein.

(a)Performance Category 1: 2026-2028 Adjusted EBITDA. 33.33% of the Grantee’s PSUs will be determined as of December 31, 2028, based upon achievement of a three-year Adjusted EBITDA goal, calculated as described in Annex A, during the Performance Period in accordance with the table below. To the extent that actual Adjusted EBITDA falls between any two of the values indicated in the table below, the number of PSUs earned and vested will be determined by the Committee based on an interpolation between the applicable ranges in the table below. Any earned PSUs shall be settled in Shares of common stock of the Company at the time set forth in Section 1.A(d) above.
2026-2028 Adjusted EBITDA

Adjusted EBITDA Value ($ in millions)	Target PSUs Earned (%)
Below $3,570	Zero
$3,570	50%
$4,016	75%
$4,462	100%
$5,020	150%
$5,578 and above	200%

(b) Performance Category 2: 2026-2028 ROATE. 33.33% of the Grantee’s PSUs will be determined as of December 31, 2028, based upon achievement of a three-year ROATE goal, calculated as described in Annex A, during the Performance Period in accordance with the table below. To the extent that actual ROATE falls between any two of the values indicated in the table below, the number of PSUs earned and vested will be determined by the Committee based on an interpolation between the applicable ranges in the table below. Any earned PSUs shall be settled in Shares of common stock of the Company at the time set forth in Section 1.A(d) above.
2026-2028 ROATE

ROATE	Target PSUs Earned (%)
Below 9.2%	Zero
9.2%	50%
10.4%	75%
11.5%	100%
12.7%	150%
13.8% and above	200%

(c)     Performance Category 3: 2026-2028 TSR. 33.33% of the Grantee’s PSUs will be determined as of December 31, 2028, based upon the Company's achievement of relative shareholder value, using as a comparison TSR based on the Company’s TSR relative to the S&P SmallCap 600 Financial Sector Index during the Performance Period in accordance with the table below. To the extent that the TSR falls between any two of the values indicated in the table below, the number of PSUs earned and vested will be determined by the Committee based on an interpolation between the applicable ranges in the table below. Any earned PSUs shall be settled in Shares of common stock of the Company at the time set forth in Section 1.A(d) above.
2026-2028 TSR

TSR Ranking	Target PSUs Earned (%)
Below 30th percentile	Zero
30th percentile	50%
50th percentile	100%
70th percentile	150%
90th percentile or more	200%

The share price for purposes of the TSR calculation will be based on calendar day averaging periods to mitigate the effect of stock price volatility; accordingly, the beginning share price will be the average closing price for 30 calendar days immediately preceding the first day of the Performance Period and the ending share price will be the average closing price for the last 90 calendar days of the Performance Period. The TSR calculation will assume reinvestment of dividends. Companies comprising the S&P SmallCap 600 Financial Sector Index (i) that file for bankruptcy or delist at any time during the Performance Period will remain for calculation purposes in the relevant comparator group with a deemed TSR of negative 100% in the final percentile rankings and (ii) that are acquired (including by merger) during the Performance Period will be removed from the relevant comparator group.

2.Death or Disability

(a)In the event of the termination of the Grantee’s Business Relationship due to death or Disability (as defined below) while employed by, or providing service to, the Company or any of its Subsidiaries or affiliates, the target number of PSUs shall become immediately and fully vested.

(b)For purposes of this Agreement, “Disability” means that the Grantee is unable to render the services or perform the duties of Grantee’s employment by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) 90 consecutive days or (ii) a total of 180 days, whether or not consecutive, within the preceding 365-day period.

3.Retirement

(a)In the event of the Grantee’s termination of (i) employment due to Retirement (as defined below) or (ii) service on the Board of Directors of the Company, if applicable, and in each case provided that the Grantee does not then continue in a Business Relationship, the PSUs shall remain outstanding and capable of vesting in the normal course subject to actual performance, provided that the PSUs shall be prorated based on a fraction, the numerator of which is the number of full months during the Performance Period which the Grantee was employed by the Company or any of its Subsidiaries or affiliates and/or served on the Board (without duplicative counting of any days during which the Grantee was both employed by the Company or any of its Subsidiaries or affiliates and serving on the Board) and the denominator of which is 36.

(b)For purposes of this Agreement, “Retirement” means the Grantee’s voluntary termination of employment with the Company and its Subsidiaries or affiliates (without “Cause”) on or after his or her 55th birthday with at least ten years of service with the Company and its Subsidiaries or affiliates.

Notwithstanding the above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that likely would result in the favorable Retirement treatment (as set forth above) that applies to the PSUs being deemed unlawful and/or discriminatory, then the Company will not apply the favorable Retirement treatment at the time of termination and the PSUs will be treated as they would under the rules that apply if the Grantee’s employment is terminated for reasons other than Retirement.

(c)For the avoidance of doubt, the Retirement benefit provided under this Section 3 is subject to the Grantee’s compliance with the restrictive covenants set forth in Section 10 of this Agreement.

4.Effect of a Change in Control

(a)CIC During First Year of Performance Period: In the event of a Change in Control (and subject to the Grantee’s being in a Business Relationship as of the date of the Change in Control) during the first year of the Performance Period, the target number of PSUs will automatically convert into, and represent the right to receive, an equivalent number of time-based Restricted Stock Units (“Assumed PSUs”) which will continue to vest in accordance with Section 1 but without regard to achievement of any Performance Categories.

(b)CIC After First Year of Performance Period: In the event of a Change in Control (and subject to the Grantee’s being in a Business Relationship as of the date of the Change in Control) after the first year of the Performance Period, the number of PSUs deemed earned based on actual performance vs. target as of the most recent year end for Adjusted EBITDA and TSR will automatically convert into, and represent the right to receive, an equivalent number of time-based Restricted Stock Units (“Assumed PSUs”) which will continue to vest in accordance with Section 1 but without regard to achievement of any Performance Categories.

(c)Accelerated Vesting if Awards not Assumed: In the event of a Change in Control (and subject to the Grantee’s being in a Business Relationship as of the date of the Change in Control), if the successor company does not equitably assume, continue or substitute the outstanding LTI Awards in connection with a Change in Control, such LTI Awards shall become fully vested (for the avoidance of doubt, in the case of PSUs based on clauses (a) or (b) above) as of the date of the Change in Control and the Grantee shall be eligible to receive (at the same time and in the same form) the equivalent per share consideration offered to common shareholders generally.

(d)“Double-Trigger” Vesting for Assumed Awards: To the extent the successor company does equitably assume, continue or substitute the outstanding PSUs, the assumed PSUs shall continue to vest in accordance with Section 1 but without regard to achievement of any Performance Categories; provided, however, if within twenty-four (24) months after the date of the Change in Control the Grantee’s employment is terminated by the Company or a Subsidiary or affiliate (or the successor company or a subsidiary or affiliate thereof) without

Cause1 or by the Grantee for Good Reason2, any then Assumed PSUs shall become fully vested as of the date of termination of employment.

5.Non-assignability

No rights hereunder shall be assignable, alienable, transferable or otherwise encumbered by the Grantee other than by will or by the laws of descent and distribution and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary or affiliate of the Company. However, the Committee may, in its discretion, provide that rights may be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse) to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only parties. In addition, the Grantee may, in the manner established by the Committee, designate a beneficiary to receive any distribution with respect to any Shares upon the death of the Grantee.

6.Responsibility for Taxes

(a)The Grantee acknowledges that, regardless of any action taken by the Company or any of its Subsidiaries or affiliates, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any Subsidiary or affiliate. The Grantee further acknowledges that the Company and/or any Subsidiary or affiliate: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the LTI Award, including, but not limited to, the grant of the LTI Award, the vesting or settlement of the PSUs, the issuance of Shares (or payment of the cash equivalent) upon settlement of the PSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the LTI Award or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

1 Solely for the purposes of Section 4(d) of this Agreement, “Cause” shall mean: (A) Grantee’s conviction of, or plea of guilty or nolo contendere to, any felony or other comparable offense under local law; (B) Grantee’s engaging in illegal or willful misconduct, or engaging in conduct that has a material adverse effect on the financial performance, financial condition and/or reputation of the Company or any Subsidiary; or (C) Grantee’s embezzlement of funds or misappropriation of other material property of the Company or any Subsidiary.

2 Solely for purposes of Section 4(d) of this Agreement, “Good Reason” shall mean (1) a material and adverse change in the responsibilities of Grantee, or (2) a material reduction in Grantee’s base salary other than a reduction that is also applicable generally to other similarly situated employees; provided, however, that no such change or reduction shall constitute Good Reason (A) unless Grantee gives notice of the existence of such change or reduction that Grantee believes constitutes Good Reason within 30 days after the initial existence of such change or reduction, and the Company fails to cure such change or reduction within 30 days after receipt of such notice or (B) if the Executive consented in writing to such change or reduction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or any Subsidiary or affiliate to satisfy all withholding obligations of the Company and/or any of its Subsidiaries or affiliates with respect to Tax-Related Items. In this regard, the Grantee hereby authorizes the Company, in its sole discretion and without any notice to or further authorization or consent by the Grantee, to withhold from the Shares being distributed under this LTI Award upon vesting, that number of whole Shares the value of which is equal to the aggregate withholding obligation for Tax-Related Items as determined by the Company.

In the event that such withholding in Shares is not feasible under applicable tax or securities law or has materially adverse accounting consequences, the Grantee authorizes the Company and/or any Subsidiary or affiliate to satisfy the aggregate withholding obligation for Tax-Related Items as the Company determines to be appropriate by (i)  selling, on the Grantee’s behalf, a whole number of shares from those Shares issued to the Grantee, (ii) cash payment, (iii) withholding from the Grantee’s wages or other cash compensation paid to the Grantee, or (iv) such other means as the Committee deems appropriate

(c)Depending on the withholding method, the Company or the Subsidiary or affiliate may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including minimum or maximum rates applicable in the Grantee’s jurisdiction, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, the Grantee shall pay to the Company or any Subsidiary or affiliate any amount of Tax-Related Items that the Company or any Subsidiary or affiliate may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 6. The Grantee shall have no further rights with respect to any Shares that are retained by the Company or sold by the Company or its designated broker pursuant to this Section 6, and under no circumstances will the Company be required to issue any fractional Shares.

7.Nature of Grant

By accepting the LTI Award, the Grantee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)all decisions with respect to future LTI Award grants, if any, will be at the sole discretion of the Company;

(c)the grant of the LTI Award and the Grantee’s participation in the Plan shall not create a right to continued employment or service or be interpreted as forming an employment or services contract with the Company or any Subsidiary or affiliate and shall not interfere with the ability of the Company or any Subsidiary or affiliate to terminate the Grantee’s employment relationship at any time;

(d)the Grantee’s participation in the Plan is voluntary;

(e)the LTI Award and the Shares subject to the LTI Award, and the income and value of the same, are not intended to replace any pension rights or compensation;

(f)the LTI Award and the Shares subject to the LTI Award, and the income and value of the same, are extraordinary items outside the scope of the Grantee’s employment or services contract, if any, and are not part of normal or expected compensation or salary of any kind for services of any kind rendered to the Company, any Subsidiary or any affiliate or for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

(h)unless otherwise agreed with the Company, the LTI Award and the Shares subject to the LTI Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of the Company or any Subsidiary or affiliate;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the LTI Award or the recoupment of any Shares acquired under the Plan resulting from (1) termination of the Grantee’s termination of employment by the Company or any Subsidiary or affiliate (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or services contract, if any); and /or (2) the application of any recoupment policy or any recovery or clawback policy otherwise required by law;

(j)the PSUs and the benefits under the Plan, if any, will not necessarily transfer to another company in the event of a merger, takeover or transfer of liability;

(k)the Grantee acknowledges and agrees that neither the Company nor any Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency (if not the United States Dollar) and the United States Dollar that may affect the value of the LTI Award or of any amounts due to the Grantee pursuant to the settlement of the LTI Award or the subsequent sale of any Shares acquired upon settlement.

8.No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.Data Privacy

Data Collection and Usage. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company and any Subsidiary or affiliate for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

Data Processing. The Grantee understands that the Company and any Subsidiary or affiliate may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, e-mail address, date of birth, passport number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or affiliate, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Stock Plan Administration, Data Transfer, Retention and Data Subject Rights. The Grantee understands that Personal Data will be transferred to E*TRADE Financial Corporate Services, Inc. and/or its affiliates (“E*TRADE”) or any other stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received upon vesting of the PSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Grantee’s local human resources representative in writing. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to withdraw his or her consent, his or her employment status or service with the Company or any Subsidiary or affiliate will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee PSUs or other equity awards or to administer or maintain PSUs or other equity awards granted to the Grantee prior or subsequent to such refusal or withdrawal. Therefore, the Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

10.Confidentiality; Non-Competition and Non-Solicitation Covenants

(a)Confidentiality. Grantee covenants and agrees that Grantee will not at any time use, disclose or make accessible or available to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Subsidiaries or affiliates, except (i) while employed by the Company or any of its Subsidiaries or affiliates, in the business of and for the benefit of the Company or any of its Subsidiaries or affiliates, or (ii) when required to do so by a subpoena, by any court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or any of its Subsidiaries or affiliates, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or any of its Subsidiaries or affiliates to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning the Company’s or any of its Subsidiaries’ or affiliates’ financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or any of its Subsidiaries or affiliates; provided, however, that Confidential Information shall not include any information which (x) is known generally to the public other than as a result of unauthorized disclosure by Grantee, (y) becomes available to Grantee on a non-confidential basis from a source other than the Company or any of its Subsidiaries or affiliates that lawfully obtained such information or (z) was available to Grantee on a non-confidential basis prior to its disclosure to Grantee by the Company or any of its Subsidiaries or affiliates. In addition to and not in limitation of anything in the foregoing, it is specifically understood and agreed by Grantee that any and all Confidential Information received by Grantee during his/her employment by the Company or any Subsidiary or affiliate is deemed Confidential Information. In the event Grantee’s employment is terminated hereunder for any reason, he/she immediately shall return to the Company or any of its Subsidiaries or affiliates all tangible Confidential Information (including any and all copies thereof) in his/her possession.

(b)Non-Competition Covenant. Grantee agrees that during the period of Grantee’s employment with the Company or any of its Subsidiaries and for a period of twelve (12) months after the effective date of termination of employment (the “Restricted Period”), without the prior written consent of the Company’s CEO (or if Grantee is the CEO, without the prior written consent of the Committee), Grantee shall not, except in furtherance of his employment duties, directly or indirectly (whether as a sole proprietor, owner, partner, principal, manager, officer, director, agent, consultant, executive or management employee, or otherwise), engage in, assist or enable any other person to engage in, or directly or indirectly own more than 1% of any class or series of equity securities in, any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) anywhere in the world (the “Territory”), it being understood and agreed that the Company or any of its Subsidiaries or affiliates conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory. As used in this Agreement, the term “Business” means the business of the Company and its Subsidiaries or affiliates, including (i) the purchase, collection, and/or management of portfolios of defaulted consumer receivables, (ii) claims filing, administration, or related services pertaining to securities or antitrust class action or similar litigation, (iii) the acquisition of claims or accounts related to securities or antitrust class action or similar litigation, or (iv) the administration, management, auditing or collection of state, federal or municipal taxes or other government accounts receivable. Notwithstanding the foregoing, an entity will not be deemed to be a Competing Entity, and Grantee and other persons assisted by Grantee will not be deemed to be engaged in the Business in violation of the terms of this Section 10(b) if (A) Grantee is employed by an entity that is meaningfully engaged in one or more enterprises whose principal business is other than the Business (the “Non-Competing Businesses”), (B) such entity’s relationship with Grantee relates solely to the Non-Competing Businesses, and (C) if requested by the Company or any of its Subsidiaries or affiliates, such entity and Grantee provide the Company or any of its Subsidiaries or affiliates with reasonable assurances that Grantee will have no direct or indirect involvement in the Business on behalf of such entity.

(c)Non-Solicitation Covenant. Grantee agrees that during the Restricted Period, without the prior written consent of the Company, Grantee shall not, on his own behalf or on behalf of any person or entity (other than on behalf of the Company or any of its Subsidiaries or affiliates), directly or indirectly, (i) solicit any Customer or Prospective Customer (as defined below) of the Company or any of its affiliates or Subsidiaries for the purpose of providing services or products relating to and competitive with the Business or facilitating the provision of such products or services; or (ii) engage, hire or solicit the employment of, whether on a full-time, part-time, consulting, advising, or any other basis, any employee who was employed by the Company or its affiliates or Subsidiaries on the effective date of Grantee’s termination or at any time during the six (6) months preceding such termination date. This provision does not prohibit the solicitation of employees by means of a general advertisement. “Customer”, as used in this Agreement, means any client or customer of the Company or any of its Subsidiaries or affiliates with respect to whom, at any time during the two (2) year period preceding the termination of Grantee’s employment, Grantee: (i) performed services on behalf of the Company or any of its Subsidiaries or affiliates, or (ii) had substantial contact or acquired or had access to Confidential Information or other substantial information as a result of or in connection with Grantee’s employment. “Prospective Customer”, as used in this Agreement, means any entity other than a Customer with respect to whom, at any time during the one (1) year period preceding the termination of Grantee’s employment, Grantee: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or any of its Subsidiaries or affiliates, or (ii) had substantial contact or acquired or had access to Confidential Information or other substantial information as a result of or in connection with Grantee’s employment.

(d)Grantee agrees that the covenants of confidentiality, non-competition and non-solicitation are reasonable covenants under the circumstances and further agrees that if, in the opinion of any court of competent jurisdiction, any such covenants are not reasonable or are unenforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as appear to the court not reasonable or unenforceable and to enforce the remainder of these covenants as so amended, and to that end the provisions of this Section 10 shall be deemed severable. Grantee agrees that any breach of the covenants contained in this Section 10 will result in immediate and irreparable harm to the Company and its Subsidiaries and affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, Grantee agrees that the Company or any of its Subsidiaries or affiliates, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction (without posting a bond or other security) against Grantee from any court having jurisdiction over the matter restraining any breach or threatened breach of this Section 10. If the Grantee breaches this Section 10 all undelivered PSUs (whether vested or unvested) shall be immediately forfeited and cancelled and the Company may clawback (i) any PSUs delivered to Grantee in the preceding year and (ii) any other PSUs delivered in connection with, or following, Grantee’s termination of employment.

(e)To the extent that the restrictive covenants at section (b) and (c) above are covered by any restrictive covenants in the Grantee’s contract of employment, for the avoidance of any doubt, the restrictive covenants contained in the Grantee’s contract of employment shall prevail.

(f)No particular consideration is payable for the covenants contained in this Section 10. However, if mandatory legislation is in effect or is introduced, pursuant to which consideration is a requirement for the validity and/or enforceability of the covenants in this Section 10, the Grantee shall receive the minimum compensation provided by law. The Company may waive the covenants contained in this Section 10 in whole or in parts, and the Grantee will only be entitled to such mandatory consideration for any period the covenants are invoked.

(g)Notwithstanding the foregoing, no subsection of this Section 10 is intended to or shall limit, prevent, impede or interfere with the Grantee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any Subsidiaries or affiliates past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Grantee has made such reports or disclosures. Further, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. Section 1833(b)), the Grantee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law. The Grantee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, the Grantee may disclose the trade secret to the Grantee’s attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.

11.Regulatory Requirements

(a)Anything in this Agreement to the contrary notwithstanding, in no event may any LTI Awards granted pursuant to this Agreement be effective if the Company or any of its Subsidiaries or affiliates shall, at any time and in its sole discretion, determine that the consent or approval of any governmental or regulatory body, is required or desirable in connection with such LTI Award. In such event, the LTI Award shall be held in abeyance and shall not be effective unless and until such consent or approval shall have been affected or obtained free of any conditions not acceptable to the Company or any of its Subsidiaries or affiliates.

(b)The Committee may require as a condition to the right to receive any LTI Awards hereunder that the Company receive from the Grantee representations, warranties and agreements, at the time of any such grant, to the effect that the Shares are being purchased without any present intention to sell or otherwise distribute such Shares in violation of applicable securities laws and that the Shares will not be disposed of in transactions which would violate the Company’s policies, including its Insider Trading Policy, or violate registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations promulgated thereunder or other applicable law. If applicable, the certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

(c)All certificates for Shares or other securities of the Company shall be subject to such stop transfer orders and other restrictions as the Company or the Committee may deem advisable under the Company’s policies, or the rules, regulations and other restrictions of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.Language

The Grantee acknowledges that he or she is proficient in the English language or had the opportunity to consult with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the provisions in this Agreement and the Plan. Further, if the Grantee has received this Agreement, or any other document related to the Plan or this LTI Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control unless otherwise required by applicable law.

13.Electronic Delivery and Participation

The Company may, in its sole discretion, decide (a) to deliver any documents related to the LTI Award, the Grantee’s participation in the Plan, or future LTI Awards by electronic means, or (b) to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

14.Governing Law/Venue

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia and applicable United States laws, without giving effect to the conflict of laws principles thereof. Subject to Section 5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by any LTI Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Virginia and agree that such litigation shall be conducted only in the courts of

Norfolk, Virginia, or the federal courts for the United States for the Eastern District of Virginia, and no other courts, where this LTI Award is made and/or to be performed.

15.Equitable Adjustments; Rights as Shareholder

If any change is made to the outstanding Shares or capital structure of the Company, the outstanding and unvested PSUs shall be adjusted as necessary to prevent dilution or enlargement of a Grantee’s rights hereunder in the manner contemplated by Section 12.2 of the Plan.

The Grantee shall not have any rights of a shareholder with respect to the LTI Award, including, but not limited to, voting rights until vesting and delivery of the applicable Shares underlying the LTI Award.

As of any date that the Company pays an ordinary cash dividend on its Shares, the Company will increase the applicable number of outstanding and unvested PSUs by the number of shares that represent an amount equal to the per share cash dividend paid by the Company on its shares of Common Stock multiplied by the number of outstanding and unvested PSUs as of the related dividend payment date (collectively, “Dividend Equivalent Shares”). Any such Dividend Equivalent Shares shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original PSUs to which they relate.

16.Interpretation

Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.Successors and Assigns.

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the LTI Award may be transferred by will or the laws of descent or distribution.

18.Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.Discretionary Nature

The grant of the LTI Award is exceptional, voluntary and occasional and does not create any contractual right or other right to receive any other awards or benefits in lieu of awards in the future, even if awards have been granted in the past. Future awards, if any, will be at the sole discretion of the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment or service with the Company or any of its Subsidiaries or affiliates.

20.Amendment

This Agreement may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to this Agreement or the Plan shall be made which would materially and adversely affect the rights of the Grantee under this Agreement, without such Grantee’s written consent, except as otherwise set forth herein.

21.Section 409A

To the extent Grantee is or becomes subject to U.S. Federal income taxation, this Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time. In addition, and notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without Grantee’s consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this LTI Award. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

Notwithstanding anything herein to the contrary, (i) to the extent any LTI Award constitutes nonqualified deferred compensation within the meaning of, and subject to, Section 409A, then, with respect to such LTI Award, all references in the Plan and this Agreement to the Grantee’s termination of employment shall mean the Grantee’s separation from service within the meaning of Section 409A, and (ii) in the event that Grantee is a “specified employee” within the meaning of Section 409A, and a payment or benefit provided for under this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after such Grantee’s “separation from service” (as defined under Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Section 409A shall instead be paid to the Grantee in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Grantee’s separation from service or (ii) the tenth business day following such Grantee’s death or such later date as is permitted under Section 409A.

22.Repayment Obligation.

In the event that (i) the Company issues a restatement of financial results to correct a material error, (ii) the Committee determines, in good faith, that Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (iii) some or all of the PSUs that were granted and/or earned during the three year period prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company the PSUs or the pre-tax income derived from any disposition of the Shares previously received in settlement of the PSUs that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). This Repayment Obligation shall be in addition to any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

23.Entire Agreement

The above terms and conditions control this Agreement, notwithstanding any terms or provisions in any prior awards from the Company to the Grantee. In the case of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall control.

24.Appendix

The LTI Award shall be subject to the additional terms and conditions set forth in the Appendix for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the terms and conditions for such country, if any, will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

25.Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the LTI Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.Insider Trading/Market Abuse Laws

The Grantee acknowledges that, depending on the Grantee’s country, the broker’s country, or the country in which Shares are listed, the Grantee may be subject to insider trading and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such shares (e.g., the LTI Award) or rights linked to the value of Shares under the Plan during such times as the Grantee is considered to have “material nonpublic information” or “insider information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee places before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (a) disclosing inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Note that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy. The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and that the Grantee should speak to his or her personal advisor on this matter.

27.Foreign Asset/Account Reporting Notification

The Grantee understands that the Grantee’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside of the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds from the sale of Shares or other funds received as a result of participation in the Plan to the Grantee’s country through a designated bank or broker within a certain time after receipt. In addition, the Grantee agrees to take any and all actions required by the Company, any Subsidiary or affiliate of the Company or the local laws, rules and regulations in the Grantee’s country of residence (and country of employment, if different) that may be required to comply with such laws, rules and regulations. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable regulations, and the Grantee should speak to the Grantee’s personal advisor on this matter.

28.Waiver

The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any prior or subsequent breach by the Grantee or any other grantee.

ANNEX A

ADJUSTED EBITDA CALCULATION

EBITDA is defined using GAAP reported Net Operating Income adjusted to add back Depreciation and Amortization.
Adjusted EBITDA is defined as EBITDA adjusted to remove Changes in Estimates and to add back Depreciation, Amortization and Recoveries applied to negative allowance. Both of these items are defined using GAAP and are reported as line items in the statement of cash flows.

RETURN ON AVERAGE TANGIBLE EQUITY (ROATE) CALCULATION

Return on Average Tangible Equity will be calculated annually, over the three-year performance period. The three-year average will be used to determine the percentage of target PSUs earned. The annual ROATE will be calculated as:
        Net Income Attributable to PRA
Average Tangible Equity

Average Tangible Equity = End of year Tangible Equity + Beginning of year Tangible Equity
                          2

Tangible Equity = Equity Attributable to PRA Shareholders – (Goodwill + Intangible Assets)

ADJUSTMENTS

The following adjustments will be made to Adjusted EBITDA and ROATE:

•Adjustments to neutralize the impact of actual foreign currency translation rates
•Changes in accounting principles and tax laws

APPENDIX

PRA GROUP, INC.

2022 Omnibus Incentive Plan
Performance Stock Unit Agreement
Country-Specific Provisions

Capitalized terms used but not defined herein shall have the meanings set forth in the Plan and/or the Agreement.

This Appendix includes additional terms and conditions applicable to Grantees and the PSUs (the “Stock Units”) granted to such Grantees under the Plan if the Grantee resides and/or works in any of the countries listed below.

This Appendix also includes information regarding exchange control and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of March 2025. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee does not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Grantee vests in the Stock Units, acquires Shares (or the cash equivalent) or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.
Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working, transfers employment and/or residency to another country after the Stock Units are granted or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Grantee in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.
THE FOLLOWING PROVISIONS APPLY TO GRANTEES WHO WORK AND / OR RESIDE INSIDE THE EUROPEAN UNION, THE EUROPEAN ECONOMIC AREA, SWITZERLAND / OR THE UNITED KINGDOM AND REPLACES SECTION 9 OF THE AGREEMENT
TERMS AND CONDITIONS
By accepting the LTI Award, the Grantee acknowledges that the Grantee has read and understood the information regarding the collection, processing and transfer of the Grantee’s personal data described below. Capitalized terms used in this Appendix shall have the meaning ascribed to such terms in the Plan.
Data Collection and Usage. The Company or, if different, the Grantee’s employer (the “Employer”) will collect, process, transfer and use personal data about the Grantee that is necessary for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. This personal data may include the Grantee’s name, home address, email address, date of birth, social insurance number, passport or other identification number, nationality and citizenship, any shares of common stock or directorships held in the Company, details of all awards or other entitlements to shares of common stock, granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”).
Purposes and Legal Bases of Processing. The Company processes the Data for the purpose of performing its contractual obligations under the Plan, which include implementing, administering and managing the Grantee’s participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Plan and relevant award agreement the Grantee and for the Company’s legitimate business interests of managing the Plan and generally administering employee LTI Awards.
Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliates (jointly, “E*TRADE”), independent service providers with operations, relevant to the Company, in the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share the Grantee’s Data with other service providers that serve in a similar manner. The Company’s service providers may open accounts for the Grantee to receive and trade shares of common stock. The processing of the Grantee’s Data will take place through both electronic and non-electronic means. The Grantee may be asked to agree on separate terms and data processing practices with E*TRADE or any other service providers the Company may designate, with such agreement being a condition of the ability to participate in the Plan.
International Data Transfers. The Company and its service providers, including, without limitation, E*TRADE, operate, relevant to the Company, in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. The Grantee understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that the Grantee’s Personal Data may not have an equivalent level of protection as compared to the Grantee’s country of residence. The Company may transfer Data on the basis of a decision of the European Commission stating the appropriate level of protection, standard data protection clauses or, where applicable, on the basis of the Privacy Shield programs between the European Union and the United States and between Switzerland and the United States, as applicable. The Grantee has the right to obtain from us confirmation of the conclusion of appropriate contractual arrangements.
Data Retention. The Company will use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. The Company may keep some of the Grantee’s Data even after the Grantee terminates employment with the Company group to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be a necessity to comply with legal obligations. When the Company no longer needs the Grantee’s Data, the Company will remove it from its systems.
Contractual Requirement. The processing and transfer of Data as described above is a contractual requirement and a condition to the Grantee’s ability to participate in the Plan. However, the Grantee’s participation in the Plan and acceptance of the relevant agreement are purely voluntary. While the Grantee will not receive LTI Awards if the Grantee decides against participating in the Plan, the Grantee’s career and salary will not be affected in any way.

Data Subject Rights. The Grantee has a number of rights under data privacy laws in the Grantee’s country. Depending on where the Grantee is based, the Grantee’s rights may include the right to (i) request access or copies of the Grantee’s Data the Company processes, (ii) rectify incorrect Data and/or delete the Grantee’s Data, (iii) restrict processing of the Grantee’s Data, (iv) portability of the Grantee’s Data, (v) lodge complaints with the competent data protection authorities in the Grantee’s country and/or (vi) obtain a list with the names and addresses of any recipients of the Grantee’s Data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights please contact the Company at compensation@pragroup.com.
AUSTRALIA
NOTIFICATIONS
Tax Conditions. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the LTI Award granted under the Plan, such that the LTI Award is intended to be subject to deferred taxation.
Securities Law Information. This LTI Award offer is made under Division 1A Part 7.12 of the Corporations Act 2001 (Cth). If the Grantee offers Shares acquired under the Plan for sale to a person or entity resident in Australia, the Grantee’s offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on any disclosure obligations prior to making any such offer.
Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.
AUSTRIA
TERMS AND CONDITIONS
Confidentiality; Non-Competition and Non-Solicitation Covenants. The following provision supplements Section 10(b) of the Agreement:
The phrase “any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) anywhere in the world (the “Territory”) shall be replaced with:
“any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) in Europe (the “Territory”).
NOTIFICATIONS
Exchange Control Information. If the Grantee holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, he or she may be subject to reporting obligations to the Austrian National Bank. If the value of the Shares meets or exceeds a certain threshold, the Grantee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If the Grantee sells Shares, or receives any cash dividends, the Grantee may have exchange control obligations if the Grantee holds the cash proceeds outside Austria. If the transaction volume of all the Grantee’s accounts abroad meets or exceeds a certain threshold, the Grantee must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on prescribed forms.
BRAZIL
TERMS AND CONDITIONS
Intent to Comply with Law. The Grantee agrees to comply with applicable Brazilian laws and to report and pay any and all applicable Tax-Related Items associated with the vesting of the LTI Award, the sale of any Shares acquired upon vesting of the LTI Award and the receipt of any dividends or dividend equivalents.
Nature of Grant. This provision supplements Section 7 of the Agreement:
The Grantee agrees that (i) the Grantee is making an investment decision, (ii) the LTI Award will vest only if the vesting conditions are met and any necessary services are rendered by the Grantee over the vesting period and (iii) the value of the Shares subject to the LTI Award is not fixed and may increase or decrease in value over the vesting period without compensation to the Grantee.
NOTIFICATIONS
Exchange Control Information. The Grantee acknowledges that if the Grantee is a Brazilian resident or domiciled in Brazil, the Grantee is required to submit an annual declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights as of December 31 of each year is US$1,000,000 or more. Assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transactions. Payments to foreign countries, repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers, may be subject to the Tax on Financial Transaction. It is the Grantee’s personal responsibility to comply with any applicable Tax on Financial Transaction arising from participation in the Plan. The Grantee should consult with the Grantee’s personal tax advisor for additional details.
CANADA
TERMS AND CONDITIONS
Payment. Notwithstanding any discretion contained in the Plan or this Agreement, the LTI Award granted to Grantees in Canada shall be paid in Shares only and does not provide any right for the Grantee to receive a cash payment.
Termination. The following provision replaces Section 1(e) of the Agreement:
For purposes of the LTI Award, and except as expressly required by applicable legislation and/or Sections 2, 3 and 4 of the Agreement, all rights of the Grantee hereunder shall terminate on the date the Grantee ceases to provide active service to the Company or any Subsidiary or affiliate of the Company as an Employee or on the Board Directors of the Company (a “Business Relationship”) (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service contract, if any) and any unvested PSUs shall be immediately and automatically forfeited and neither the Grantee, nor any successors, heirs, assigns or legal representatives of the Grantee, shall thereafter have any further rights or interest in any unvested PSUs. The vesting of the PSUs shall not, however, be affected by any change in the type of Business Relationship the Grantee has with or among the Company or any Subsidiary or affiliate so long as the Grantee continuously maintains a Business Relationship.
For greater certainty, the Grantee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Grantee’s right to vest terminates, nor will the Grantee be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, the Grantee’s right to vest in the PSUs, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.
The following provisions apply if the Grantee resides in Quebec:
Language. A French translation of the Plan and the Agreement can be made available as soon as reasonably practicable upon request. The Grantee understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable.
Une traduction française du Plan et de l'Accord peut être disponible dès que raisonnablement possible sur demande. Le bénéficiaire comprend que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Compagnie traduira en français les documents relatifs à l'offre du Plan dès que raisonnablement possible.
Data Privacy. The following provision supplements Section 9 of the Agreement:
The Grantee hereby authorizes the Company, its Subsidiaries, affiliates and their representatives, including the broker(s) designated by the Company, to discuss with and obtain all relevant information from all personnel, professional or otherwise, involved in the administration and operation of the Plan. The Grantee acknowledges that their Personal Data, including and sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. The Grantee further authorizes the Company and/or any Subsidiary or affiliate of the Company to record such information in his or her employee file. If applicable, the Grantee also acknowledges that the Company, E*Trade and/or any Subsidiary or affiliate of the Company may use technology for profiling purposes and make automated decisions that may have an impact on the Grantee’s participation in the Plan or the administration of the Plan.
NOTIFICATIONS
Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Exchange in the United States.
Foreign Asset/Account Reporting Information. Foreign property, including Shares and rights to receive shares (e.g., Stock Units), held by Canadian residents must be reported annually to the tax authorities on Form T1135 (Foreign Income Verification Statement) if the total cost of all of your foreign specified property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year when such foreign property was held by a Canadian resident. It is the Grantee’s responsibility to comply with applicable reporting obligations and the Grantee should consult with his or her personal tax advisor in this regard.
COLOMBIA
TERMS AND CONDITIONS
Nature of Grant. This provision supplements Section 7 of the Agreement:
The Grantee acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Grantee’s “salary” for any legal purpose. The Plan and related benefits will not be included and / or considered for purposes of calculating any and all labor benefits, such as legal / fringe benefits, vacation, indemnities, payroll taxes, social insurance contributions and / or any other labor related amounts, subject to the limitations provided in Law 1393/2010.
Mandate Letter. By accepting the LTI Award, the Grantee agrees that – if requested by the Company or the Employer – the Grantee will execute a Mandate Letter or such other document (whether electronically or by such other method as requested by the Company or the Employer) that the Company determines is necessary or advisable in order that (i) a sufficient number of Shares to be allocated to the Grantee upon vesting can be withheld or sold on the Grantee’s behalf to cover Tax-Related Items required to be withheld by the Employer and (ii) the proceeds from such withholding or sale can be wired directly from the Company to the Employer in Colombia for remittance to the tax authorities.
NOTIFICATIONS
Securities Law Information. The Shares subject to the LTI Award are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Shares may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia. An offer of Shares to employees will not be considered a public offer provided that it meets the conditions set forth in Article 6.1.1.1.1 in Decree 2555, 2010.
Exchange Control Information. The Grantee must register the Grantee’s investments in securities outside Colombia (including Shares acquired under the Plan) with the Central Bank of Colombia (Banco de la República) as foreign investments held abroad, regardless of value. In addition, if the Grantee repatriates proceeds from the sale or liquidation of foreign investments to Colombia, such proceeds must be transferred through the Colombian foreign exchange market (e.g., local banks), and the appropriate foreign exchange form (declaración de cambio) must be correctly completed and filed in connection with the transfer. The Grantee personally is responsible for complying with applicable exchange control requirements in Colombia.
Foreign Asset/Account Reporting Information. An annual information return may need to be filed with the Colombian Tax Office detailing any assets held abroad (including Shares acquired under the Plan). If the individual value of any of these assets exceeds a certain threshold, each asset must be described (e.g., its nature and its value) and the jurisdiction in which it is located must be disclosed. It is the Grantee’s responsibility to comply with this tax reporting requirement.

FINLAND
No country-specific provisions apply.
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €50,000 must be reported monthly to the German Federal Bank (Bundesbank). The Grantee will be required to report certain information related to the Stock Units to Bundesbank to comply with this reporting obligation as follows: (i) if the value of the Shares withheld or sold to cover Tax-Related Items exceeds EUR 50,000 or (ii) if the Grantee sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of EUR 50,000. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. The Grantee is responsible for satisfying the reporting obligation.
Foreign Asset/Account Reporting Information. If the Grantee’s acquisition of Shares under the Plan leads to a so-called “qualified participation” at any point during the calendar year, the Grantee will need to report the acquisition when the Grantee files his or her tax return for the relevant year. A “qualified participation” is attained if (i) the Grantee owns Shares exceeding 1% of the total capital of the Company and the value of such Shares exceeds €150,000, or (ii) the Grantee holds Shares exceeding 10% of the total capital of the Company.
ITALY
TERMS AND CONDITIONS
Grant Terms Acknowledgment. By accepting the LTI Award, the Grantee acknowledges that the Grantee has received a copy of the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Agreement. The Grantee further acknowledges having read and specifically approves the following sections of the Agreement: Performance Categories, Determining the Number of PSUs Earned, Non-assignability, Responsibility for Taxes, Nature of Grant, Confidentiality; Non-Competition and Non-Solicitation Covenants, Language, Electronic Delivery and Participation, Governing Law / Venue, Successors and Assigns, Repayment Obligation, Appendix, Imposition of Other Requirements, and Waiver.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the tax year, hold foreign financial assets outside of Italy (e.g., cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
Tax on Foreign Financial Assets. A tax on the value of financial assets held outside of Italy by individual residents in Italy may be due to the extent their value exceeds a certain threshold. The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of each calendar year or on the last day the financial assets are held (in such case, or when assets are acquired during the course of the year, the tax is levied on proportion to the number of days the assets are held over the calendar year).
NORWAY
NOTIFICATIONS
Exchange Control Information. In general, Norwegian residents should not be subject to any foreign exchange requirements in connection with the acquisition or sale of Shares under the Plan, except normal reporting requirements to the Norwegian Currency Registry. If the transfer of funds into or out of Norway is made through a Norwegian bank, the bank will make the registration.
POLAND
NOTIFICATIONS
Foreign Asset / Account Reporting Information. Polish residents holding foreign securities (including Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.
Exchange Control Information. Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Polish residents are required to store all documents connected with any foreign exchange transactions that Polish residents are engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.
SPAIN
TERMS AND CONDITIONS
Confidentiality; Non-Competition and Non-Solicitation Covenants. The following provision supplements Section 10(b) of the Agreement:
Grantee agrees that any PSUs granted under the Plan during his or her employment with the Company or its Subsidiaries constitute adequate compensation for the covenants of confidentiality, non-competition and non-solicitation. If the Grantee breaches this Section 10, all undelivered PSUs (whether vested or unvested) shall be immediately forfeited and cancelled and the Company may clawback (i) any PSUs delivered to Grantee in the preceding year and (ii) any other PSUs delivered in connection with, or following, Grantee’s termination of employment and (iii) when applicable, the cash compensation paid during the Restricted Period. If at the effective date of termination of the employment, the Grantee has not received through LTI Awards at least a 50% of his/her fixed gross salary at termination date for the Restricted Period as compensation for the covenants of noncompetition and non-solicitation, the Company will pay the difference up to the referred 50% in 12 cash monthly installments during the Restricted Period.
Nature of Grant. This provision supplements Section 7 of the Agreement:

By accepting the LTI Award, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Agreement.
The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the LTI Award under the Plan to individuals who may provide service to the Company or its Subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis other than as set forth in the applicable award agreement (i.e., the grant of Stock Units will not be considered an acquired right or a more beneficial condition to be repeated in the future), and (ii) the LTI Award and any Shares subject to the vesting of the Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Grantee understands and accepts that there is no guarantee that any benefit whatsoever shall arise from the LTI Award, which is gratuitous and discretionary, since the future value of the LTI Award, and the underlying Shares, is unknown and unpredictable.
Additionally, the Grantee understands that the vesting of the Stock Units covered by the LTI Award is expressly conditioned on the Grantee’s continued and active rendering of service to the Company or the Employer, as applicable, such that if the Grantee’s employment terminates for any reason, except death, Disability, Retirement and certain circumstances at a Change in Control, the Stock Units will cease vesting immediately effective as of the date of cessation of active employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause (i.e., subject to a “despido improcedente”), disciplinary dismissal without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.
NOTIFICATIONS
Exchange Control Information. In the event that the Grantee holds 10% or more of the share capital or voting rights of the Company or such other amount that would entitle the Grantee to join the Board of Directors of the Company, the Grantee must declare such holding to the Spanish Dirección General de Comercio e Inversiones, which is a department of the Ministry of Economy and Competitiveness, within one month of acquiring such holdings.
Foreign Asset/Account Reporting Information. If the Grantee holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Grantee is required to report certain information regarding such rights and assets on tax form 720. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year. The reporting must be completed by the following March 31.
The Grantee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Grantee by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Securities Law Information. The LTI Award and the Shares subject to the LTI Award do not qualify as securities under Spanish regulations. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Agreement have been or will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), nor do they constitute a public offering prospectus.
SWEDEN
TERMS AND CONDITIONS
Responsibility for Taxes. The following provision supplements Section 6 of the Agreement:
Without limiting the Company’s or any Subsidiary’s or affiliate's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 6 of the Agreement, in accepting the grant of the LTI Award, the Grantee authorizes the Company and/or any Subsidiary or affiliate to withhold Shares or to sell Shares otherwise deliverable to the Grantee upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or any Subsidiary or affiliate has an obligation to withhold such Tax-Related Items.
SWITZERLAND
NOTIFICATIONS
Securities Law Information. Neither this document nor any other materials relating to the LTI Award (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an Employee and other service provider of the Company or any Subsidiary or affiliate or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
UNITED KINGDOM
TERMS AND CONDITIONS
Confidentiality; Non-Competition and Non-Solicitation Covenants. The following provision supplements Section 10(b) of the Agreement:
The phrase “directly or indirectly own more than 1% of any class or series of equity securities in, any business activity competitive (directly or indirectly) with the Business (as defined below) (a “Competing Entity”) anywhere in the world (the “Territory”) shall be replaced with:
“directly or indirectly own more than 1% of any class or series of equity securities in, any entity or business which at such time has material operations that are engaged, or about to be engaged, in any business activity competitive (directly or indirectly) with the Business (as defined below) in Europe and with which the Grantee was materially involved at any time during the last 12 months of the Grantee’s employment with the Company or any Subsidiary (a “Competing Entity”) anywhere in the world (the “Territory”).
Responsibility for Taxes. The following provision replaces Section 6(b) of the Agreement:

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or any Subsidiary or affiliate to satisfy all withholding obligations of the Company and/or any of its Subsidiaries or affiliates with respect to Tax-Related Items. In this regard, the Grantee hereby authorizes the Company, in its sole discretion and without any notice to or further authorization or consent by the Grantee, to sell, on the Grantee’s behalf, a whole number of shares from those Shares issued to the Grantee which is equal to the aggregate withholding obligation for Tax-Related Items as determined by the Company.
In the event that such withholding in Shares is not feasible under applicable tax or securities law or has materially adverse accounting consequences, the Grantee authorizes the Company and/or any Subsidiary or affiliate to satisfy the aggregate withholding obligation for Tax-Related Items as the Company determines to be appropriate by (i) cash payment, (ii) withholding from the Grantee’s wages or other cash compensation paid to the Grantee, or (iii) such other means as the Committee deems appropriate.
Responsibility for Taxes. The following provision supplements Section 6 of the Agreement:
Without limitation to Section 6 of the Agreement, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.
Notwithstanding the foregoing, if the Grantee is an executive officer or director of the Company within the meaning of Section 13(k) of the Exchange Act, the Grantee understands that the Grantee may not be able to indemnify the Company or the Employer for the amount of Tax-Related Items not collected from or paid by the Grantee because the indemnification could be considered to be a loan. In this case, any income tax not collected or paid may constitute a benefit to the Grantee on which additional income tax and employee national insurance contributions (“NICs”) may be payable. The Grantee understands that the Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover from the Grantee by any of the means referred to in Section 6 of the Agreement.